Exhibit 23.1

Weinberg & Associates LLC
6812 Cherokee Drive, Baltimore, MD 21209
Phone (410) 702-5660

Mr. Itzhak Ayalon, President
Enter Corp.
9 Hayarden Street
Moshav Yashresh,
D.N. Emek Sorek
Israel. 76838

Dear Mr. Ayalon:

CONSENT OF INDEPENDENT AUDITOR

I consent to the incorporation in the Registration Statement of Enter Corp. on Form S-1 of my report on the financial statements of the Company as its registered independent auditor dated December 15, 2009, as of and for the periods ended September 30, 2009 and December 31, 2008. I further consent to the reference to me in the section on Experts.

Respectfully submitted,

/s/ Alan Weinberg, CPA

Baltimore, Maryland
December 21, 2009